Exhibit 10.14

Agreement between Quest Patent Research Corporation, Quest Licensing Corporation and Allied Standard Limited

WHEREAS,

Quest Licensing Corporation ("Quest") is the owner by assignment from Allied Standard Limited ("Allied"), dated October 31, 2012, of all of its right title and interest in and to, including all rights to sue for past infringement as well as all rights to all pending continuation and/or divisional patent applications claiming priority to, United States Patent Number 7,194,468 entitled APPARATUS AND A METHOD FOR SUPPLYING INFORMATION ("the '468 Portfolio").

WHEREAS,

On October 31, 2012, Allied and Quest entered into an Agreement entitled Agreement Between Quest Licensing Corporation and Allied Standard Limited ("the Quest Agreement"). Under the Quest Agreement, Allied was entitled to receive 50% of the issued and outstanding stock in Quest, as well as assume certain obligations in connection with the monetization of the '468 Portfolio. A copy of the Quest Agreement is attached as Exhibit A.

WHEREAS,

Quest Patent Research Corporation ("QPRC") was to retain ownership of the remaining 50% of the issued and outstanding stock in Quest.

WHEREAS,

QPRC, Quest, and Allied are willing to, and have agreed to modify the Quest Agreement on the terms set forth below.

WHEREAS,

In consideration for QPRC agreeing to fund a monetization program for the '468 Portfolio, Allied agrees to relinquish its entitlement to receive 50% of the issued and outstanding stock in Quest while continuing to retain its entitlement to payment of License Fees as set forth specifically in Paragraphs 8 and 9 of the Quest Agreement. The conditional promise to relinquish its entitlement to receive 50% of the issued and outstanding stock in Quest by Allied will only become a binding obligation upon the full and complete execution of this agreement by Allied Standard and Quest, and further upon the full and complete execution by Quest of a formal retainer agreement with outside counsel and further upon payment of the initial retainer to outside counsel.

NOW THEREFORE, in consideration of the promises and undertakings set forth herein and the other good and valuable consideration described more fully below, QPRC, Quest and Allied (collectively "the Parties") hereby agree as follows:

1)	Allied relinquishes its entitlement under the Quest Agreement to 50% of the issued and outstanding shares of Quest.

2)	Except for the right to receive License Fees, if any, generated from the monetization of the '468 Portfolio, as expressly set forth in Paragraphs 8 and 9 of the Quest Agreement, and except as expressly provided in paragraphs 3 and 4, immediately below, Allied has no further rights or interests in Quest and the '468 Portfolio, effective as of:

a.	the execution of this Agreement by QPRC and Allied;

b.	the execution of a formal retainer agreement with outside counsel engaged to commence the monetization program; and

c.	the confirmation of payment of the initial retainer in the amount of $100,000 within 30 days.

3)	Quest agrees that it shall not transfer, assign or sell the '468 Portfolio, to any third party without the express prior written consent of Allied, which consent shall not be unreasonably withheld. With notice to Allied, Quest may transfer the '468 Portfolio to another wholly owned subsidiary of QPRC which shall undertake the same obligations.

4)	Quest further agrees that in calculating the amounts due to Allied under Paragraphs 8 and 9 of the Quest Agreement, it shall not include as costs and expenses to be deducted before distribution to the partners, without Allied's prior written consent, which consent shall not be unreasonably withheld, the salaries of any Quest employee, any office rental costs or any extraordinary expenditures which are hereby defined to mean expenditures outside of those necessarily incurred in the ordinary course of the business of managing the '468 Portfolio enforcement and licensing program.

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5)	Quest agrees that if the Moto Lampken law firm withdraws or is replaced as counsel in the enforcement proceedings, Quest will retain substitute legal counsel of comparable skills and reputation and shall advise Allied of any contemplated change of counsel as soon as Quest becomes aware of such facts.

6)	QPRC represents that it is a corporation duly formed and existing under the laws of the State of Delaware and that it has the authority to enter into this agreement and to bind the company to the obligations set forth.

7)	Quest represents that is a corporation duly formed and existing under the laws of the State of New York and that it has the authority to enter into this agreement and to bind the company to the obligations set forth. Allied hereby acknowledges that in the Quest Agreement and in the Assignment document executed as part of the Quest Agreement, Quest was mistakenly identified as a Delaware corporation rather than a New York corporation and hereby further confirms that at the time it executed the Quest Agreement and the Assignment it intended to do so without regard to the state of incorporation of Quest which was not material to the transaction.

8)	Allied Standard represents that is a corporation duly formed and existing under the laws of Hong Kong, China and that it has the authority to enter into this agreement and to bind the Company to the obligations set forth herein.

9)	The provisions of this Agreement are severable and distinct from one another, and, if at any time any of such provisions is or becomes invalid, illegal or unenforceable, the validity, legality or enforceability of the others shall not in any way be affected or impaired thereby.

10)	The parties hereto agree to execute any additional documents in the future which may be necessary to effectuate the intent of the parties or to cure any mistakes or inaccuracies.

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11)	This Agreement and any disputes or claims related thereto or arising out of or in connection with its subject matter shall be governed exclusively by and under the laws of the State of New York, without reference to its choice of law and conflict of law provisions. The Parties further agree that all disputes arising hereunder shall be resolved in the federal and state courts located in the State of New York located in New York City, which shall be the exclusive forum for the resolution of all such disputes and the Parties hereby agree to submit to the personal jurisdiction of such courts and to accept service of process by certified or registered mail return receipt requested.

New York, New York

Agreed to this 1st day of April, 2014

QUEST PATENT RESEARCH CORPORATION		ALLIED STANDARD LIMITED

By:	/s/ Jon Scahill	By:
	Jon Scaill, President		Authorised Signatory

Quest Licensing Corporation

By:	/s/ Jon Scahill
Jon Scaill, President